Exhibit 99.1

Contacts:

Alphatec Holdings, Inc.	Noonan Russo
Steven Yasbek	Brian Ritchie
760.431.9286 x503	212.845.4269
syasbek@alphatecspine.com	brian.ritchie@eurorscg.com

Alphatec Holdings, Inc. Announces 2006 Third Quarter and Nine-Month Results

- Year-to-Date Revenue Grows 105 % over Prior Year -

CARLSBAD, Calif., November 7, 2006 — Alphatec Holdings, Inc. (Nasdaq: ATEC), a spinal device company, today announced financial results for the third quarter and nine months ended September 30, 2006.

Revenue in the third quarter of 2006 increased 51% to $17.4 million compared with $11.5 million in the third quarter of 2005, and represented an 11% decrease from the $19.4 million reported in the second quarter of 2006. Gross profit for the third quarter of 2006 was $10.8 million with a gross margin of 61.9%, compared with a gross profit of $6.5 million with a gross margin of 56.8% in the third quarter of 2005. For the second quarter of 2006, gross profit was $12.9 million with a gross margin of 66.2%.

Total operating expenses were $16.4 million in the third quarter of 2006, compared to $11.0 million in the 2005 third quarter and $16.7 million in the 2006 second quarter. The increase from 2005 was principally due to increases in the sales force, higher commissions due to the higher volume, and expansion of R&D, engineering, and production.

The net loss for the third quarter of 2006 was $5.5 million, or $0.16 loss per share, compared to the $5.3 million, or $0.29 loss per share, in the third quarter of 2005.

Revenue for the nine months ended September 30, 2006 increased by 105% to $54.8 million compared to $26.7 million for the same period in 2005. Gross profit for the nine months ended September 30, 2006 rose by 121% to $35.2 million with a gross margin of 64.3%, compared with a gross profit of $16.0 million with a gross margin of 59.7% in the nine months ended September 30, 2005. Net loss for the nine months ended September 30, 2006 was $17.9 million, or $0.72 loss per share, compared to a net loss of $13.2 million, or $0.73 loss per share, for the nine months of 2005.

“As evidenced by the 105% increase in year-to-year revenue, our business is strong and growing,” said John H. Foster, Executive Chairman. “We understand there is much work to be done in order to ensure long-term growth, and it was for this reason that we initiated a sales force enhancement program early in the third quarter. While some one-time organizational instability related to this program impacted our third quarter results, we are confident in our guidance for fourth quarter revenue.”

Alphatec expects to achieve breakeven on cash flow from operations at approximately $80 million in annual revenues, as indicated by our second quarter EBITDA. The Company’s EBITDA was negative $2.5 million in the third quarter, as is projected to be the case in the fourth quarter. Corporate cash flow was negative $3.7 million in the third quarter, due to building inventory. In the fourth quarter, corporate cash flow is anticipated to be negative by about $4.5 million, due to approximately $1 million of non-recurring Scient’x acquisition costs and inventory building.

The cash balance at September 30, 2006 was $21.4 million, a decrease of $3.7 million from the June balance. At December 31, 2006, cash is expected to be approximately $17 million. Alphatec is confident that this cash balance is sufficient to fund the 2007 business plan.

“The acquisition of Scient’X is an excellent strategic complement to Alphatec and, therefore, we are committed to exploring all avenues in order to ensure a successful transaction,” said Mr. Foster. “However, we recognize that at our current share price, it is not possible to close this transaction pursuant to the existing terms of our agreement with Scient’X.”

Non-GAAP Information

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) included in this press release is a non-GAAP (generally accepted accounting principles) financial measure which represents net income (loss) excluding the effects of interest, taxes, depreciation, amortization and stock based compensation costs. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles.

The Company believes that EBITDA provides useful information to investors about the Company’s performance because it eliminates the effects of period to period changes in costs that are not directly attributable to the underlying performance of the Company’s business operations. Management uses EBITDA in evaluating the overall performance of the Company’s business operations.

Though management finds EBITDA useful for evaluating aspects of the Company’s business, its reliance on this measure is limited because excluded items often have a material effect on the Company’s earnings and earnings per common share calculated in accordance with GAAP. Therefore, management always uses EBITDA in conjunction with GAAP earnings and earnings per common share measures. The Company believes that EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base-line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company prefers to allow investors to have this supplemental metric since, with a reconciliation to GAAP, it may provide greater insight into the Company’s financial results.

Conference Call

Alphatec will host a conference call today at 5:00 p.m. ET / 2:00 p.m. PT to discuss the results. A webcast of the conference call will be available on the Internet live and for 12 months thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=36425

About Alphatec

Alphatec is a medical device company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders. Alphatec’s principal product offerings are primarily focused on the U.S. spine fusion market, which is estimated to approach $3 billion in 2007, through its wholly-owned subsidiary, Alphatec Spine, Inc., and include a variety of spinal implant products and systems comprised of components such as spine screws, spinal spacers, and plates that offer multiple solutions to address patients’ needs. In addition to Alphatec’s U.S. presence, it also participates in the Japanese spine fusion and orthopedic trauma markets through its subsidiary, Alphatec Pacific, Inc. Our mission is to be a values based leader in the spinal device market by providing unmatched service to and taking scientific direction from our surgeon customers. We do so through our unique in-house manufacturing facility in Carlsbad, California that allows us to respond quickly to surgeon needs and to customize innovative products needed for spine fusion surgery.

Forward Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Alphatec cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec’s ability to maintain its level of previously reported sales growth, Alphatec’s ability to develop and expand its spine fusion business in the United States and Japan, Alphatec’s ability to enter into licensing and business combination agreements with third parties and successful integrate the acquired technology, Alphatec’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payor reimbursement for procedures performed using our products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec’s ability to achieve profitability, uncertainty of additional funding, uncertainty of success in developing any new products, failure to successfully introduce and develop new products, including products related to license agreements, failure to obtain FDA clearance or approval for particular devices, Alphatec’s ability to compete with other competing products and with emerging new technologies within and outside of spinal fusion, product liability exposure, patent infringement claims and claims related to our intellectual property. Please refer to the risks detailed in Alphatec’s Form S-1 on file with the SEC, as well as the risks detailed from time to time in Alphatec’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

ALPHATEC HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue	$17,358	$11,527	$54,809	$26,748
Cost of goods sold	6,606	4,984	19,583	10,790

Gross profit	10,752	6,543	35,226	15,958
% revenue	61.9%	56.8%	64.3%	59.7%
Operating expenses:
Research & development	1,016	173	2,576	643
In-process research & development	0	0	0	3,100
Sales & marketing	8,587	5,087	23,130	11,815
General and administrative	6,758	5,735	22,050	11,090

Total operating expenses	16,361	10,995	47,756	26,648

Operating income (loss)	(5,609)	(4,452)	(12,530)	(10,690)

Interest and other income (expense), net	171	(693)	(2,026)	(873)

Income (loss) before taxes	(5,438)	(5,145)	(14,556)	(11,563)
Income taxes	0	(1,656)	(64)	(2,113)

Net income (loss)	(5,438)	(3,489)	(14,492)	(9,450)
Accretion to redemption value of redeemable convertible preferred	(30)	(1,827)	(3,480)	(3,767)

Net income (loss) applicable to common stockholders’	$(5,468)	$(5,316)	$(17,972)	$(13,217)

Net income (loss) per common share:
Basic	$(0.16)	$(0.29)	$(0.72)	$(0.73)
Diluted	$(0.16)	$(0.29)	$(0.72)	$(0.73)
Weighted-average shares:
Basic	33,370	18,587	25,105	18,008
Diluted	33,370	18,587	25,105	18,008
Non-GAAP information:
EBITDA:
Net income (loss)	(5,438)	(3,489)	(14,492)	(9,450)
Addback:
Interest expense	(261)	761	2,031	946
Stock based compensation	1,165	428	4,690	2,588
Income tax provision (benefit)	0	(1,656)	(64)	(2,113)
Depreciation	1,118	301	2,606	877
Amoritzation of intangibles	857	693	2,528	1,378

Total EBITDA	$(2,559)	$(2,962)	$(2,701)	$(5,774)

ALPHATEC HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,360	$2,180
Accounts receivable, net	10,417	9,361
Inventories, net	12,370	8,458
Prepaid expenses and other current assets	2,325	1,050
Deferred income taxes	—	3,057

Total current assets	46,472	24,106
Property and equipment, net	11,774	7,206
Goodwill	60,509	60,946
Intangibles, net	11,102	13,644
Other assets	1,552	3,237

Total assets	$131,409	$109,139

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,256	$4,103
Accrued expenses	8,635	8,736
Income taxes payable	59	96
Lines of credit	1,696	3,942
Current portion of long-term debt	2,333	2,980

Total current liabilities	17,979	19,857
Total long term liabilities	4,226	7,276
Minority Interest	3,288	1,914
Total equity	105,916	80,092

Total liabilities and stockholders’ equity	$131,409	$109,139

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